UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of  The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2011

SILICON SOUTH, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51906	77-0458478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1500 – 701 West Georgia Street
Vancouver, British Columbia, Canada	V7Y 1C6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 601-8503

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01   Entry into Material Definitive Agreement

On September 2, 2011 in the name of Alpha Wastewater, Inc. (“AWI”), Silicon South, Inc. (the “Company”) entered into a Framework Agreement on Investment and Construction (the “Framework Agreement”) with China Aviation International Construction Co., Ltd. (“AVIC AIC”), a subsidiary of China Aviation Industry Corporation, a Chinese state-owned company. The Agreement and its Chinese version are attached hereto as Exhibit 10.14.

Pursuant to the Framework Agreement, through its subsidiary to be set up in Beijin, China, AWI will jointly set up a Project Company in China with AVIC AIC to construct, operate and manage Baihenan Wastewater Treatment Plant (the “Project”) in Chengde Hi-Tech Industrial Development Zone in China implementing the Upflow Sludge Blanket Filtration (“USBF”) technology owned by the Company. The city of Chengde is a mountain resort bordering both Beijin and Tianjin and provides the main water supply for these two of the three biggest cities in China.

The registered capital of the Project Company will be RMB15,000,000 (US$2,351,000 at the daily average interbank rate of 6.3799 on September 2, 2011), with each of AWI and AVIC AIC owning 50% of the Project Company.

AVIC AIC is entrusted to sign the BOT Agreement for the Project with Chengde and will be responsible for coordinating the construction and other daily operations of the Project. AWI is responsible for the technical support, design and equipment supply installation of the Project, and will ensure the Project meets the National Emission Standards A of Class One under the environmental laws of China.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Company’s name was changed from “Silicon South, Inc.” to “Alpha Wastewater, Inc.” with the State of Nevada and the Province of British Columbia, effective August 15, 2011 and September 1, 2011 respectively. Currently the Company is anticipating approval for the same name change from the Financial Industry Regulatory Authority (“FINRA”).

Effective August 15, 2011, our authorized capital increased from 50,000,000 to 150,000,000 shares of common stock with the par value unchanged at $0.001.

The Certificate of Amendments issued by the State of Nevada and the Certificate of Change of Name issued by the Province of British Columbia are attached hereto as Exhibit 3.3.

Item 8.01    Other Events

Effective August 25, 2011, pursuant to the Asset Purchase Agreement dated May 13, 2011 between the Company and ECOfluid Systems, Inc. (‘ECO”), ECO assigned to the Company its License Agreement with Sanjose Acquadocs Pte. Ltd. of Singapore (the “Licensee”) signed on February 2, 2010 (the “Effective Date”). The Term of the License Agreement is from the Effective Date until the expiration of the Patent in relation to the USBF technology. The License Agreement is attached hereto as Exhibit 10.15.

Pursuant to the License Agreement the Licensee has the non-transferable, non-sub licensable right to manufacture and construct, distribute and sell the USBF systems within India and Bangladesh provided that in India the right is limited to private sector clients only.

The consideration for the licenses granted pursuant to this License Agreement is as follows:

1.	A one-time technology transfer fee of CAD$8,000 (paid to ECO upon signing the License Agreement in 2010);
2.
Sales fees equaling 6% of the Licensee’s Qualifying Hard Costs (total costs paid by the Licensee, customers of the USBF technology, and all other third parties for complete delivery of the USBF package plants), payable within 45 workings days from the complete delivery;

3.	Minimum annual sales fee of CAD$50,000 from the third year after the Effective Date with shortfall to be met by the Licensee;
4.	The Company has the right not more than twice a year to review and make copy of the Licensee’s books and records to ensure no deficiencies in royalty payments by the Licensee to the Company; and
5.	Interest will be charged on amounts not paid timely by the Licensee at the rate equal to the Bank of Canada Prime Rate plus 3%, compounded daily.

The License Agreement may be terminated by mutual consent in writing or 30 days after one party notices the termination by writing upon the other party’s breach of the License Agreement.

Item 9.01   Financial Statements and Exhibits

3.3	Certificate of Amendments and Certificate of Change of Name

10.14	Framework Agreement dated September 2, 2011, by and between Alpha Wastewater, Inc. and China Aviation International Construction Co., Ltd.

10.15	License Agreement Assignment notice from ECOfluid Systems, Inc. to Sanjose Acquadocs Pte. Ltd. and License Agreement between ECOfluid Systems, Inc. and Sanjose Acquadocs Pte. Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2011	Silicon South, Inc.

/s/ “Brian Hauff”
Brian L. Hauff
President and Director